SOSID: 0114275 Date Filed: 12/17/2007 12:03:00 PM Elaine F. Marshall North Carolina Secretary of State C200735100237

ARTICLES OF RESTATEMENT

OF

PIEDMONT MINING COMPANY, INC.

Piedmont Mining Company, Inc., a corporation organized and existing under the laws of the State of North Carolina (the "Corporation"), hereby submits the following for the purpose of amending and restating its Articles of Incorporation pursuant to §55-10-07 of the North Carolina General Statutes.

1.	The name of the Corporation is: Piedmont Mining Company, Inc.

2.         The Articles of Incorporation are hereby amended and restated in its entirety to read in such form attached hereto.

3.         The text of the attached Amended and Restated Articles of Incorporation contains new amendments that required shareholder approval, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

4.         The date of adoption of the new amendments contained within the attached Amended and Restated Articles of Incorporation by the shareholders of the Corporation was December 4, 2007.

5.         The amendments approved thereby do not provide for any exchange, reclassification or cancellation of issued shares.

6.         Notwithstanding the amendments incorporated therein, the attached Amended and Restated Articles of Incorporation consolidates all other amendments to the Articles of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Articles of Restatement to be signed by its duly authorized officer this day of December 13, 2007.

Piedmont Mining Company, Inc.

/s/ Robert M. Shields, Jr.

Robert M. Shields, Jr.,

President and CEO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PIEDMONT MINING COMPANY, INC.

Article I

The name of the corporation shall be: Piedmont Mining Company, Inc.

Article II

The period of duration of the corporation shall be unlimited.

Article III

The purposes for which the corporation is organized are:

(a)        To locate, patent, purchase, lease, exchange, trade for, or otherwise acquire, and to hold, own, use, operate, work, extend, improve, and develop, and to sell, exchange, assign, transfer, mortgage, grant security interests in, lease, or otherwise dispose of, in whole or in part, and wherever situated, mines, mining rights, and claims, metalliferous lands, quarries, quarry rights, water, water rights, ditches, reservoirs, oil and gas properties and interests therein, and any rights, rights of way, easements, privileges, permits, or franchises suitable or convenient for any of the purposes of the business, and to deal in the same in every way; to explore, quarry, mine, drill, excavate, produce, purchase, lease, prospect for, claim, and otherwise acquire, and to process, refine, and develop, and to sell, exchange, trade, deal in and with, and otherwise dispose of asbestos, sulphur, silica, felspar, uranium, vanadium, rare earth, mica, copper, coal, lead, silver, gold, gas, oil, oil shale, and other minerals, ores, and properties of every kind and nature, and of earth, rock, sand, shale, and other substances containing minerals and ore deposits; and to manufacture, produce purchase, lease, or otherwise acquire, and to use, operate, improve, repair, replace, and develop, and to sell, trade, exchange, lease and otherwise dispose of any and all materials, machinery, facilities, appliances, products, equipment, or supplies proper or adapted to be used in or in connection with or incidental to the prospecting, development, production, processing, preparation, shipment, and delivery of any of the foregoing minerals and ores and any by-products therefrom; and to do any and all things incidental thereto, or necessary, expedient, or proper to be done in connection with the matters and things set out herein.

(b)      To borrow money for itself or as agent for another and to issue, buy, sell, exchange, pledge, mortgage, endorse, guarantee the payment of debts and deal in and deal with all types and kinds of bills of sale, notes, contracts, bonds, debentures, stocks, securities, trade acceptances, mortgages, open accounts, and all other types and kinds of negotiable or non-negotiable instruments, commercial paper and evidences of debt.

(c)       To such extent as a corporation organized under the Business Corporation Law of this State may now or hereafter lawfully do, generally to do any and all things and exercise any and all powers, rights and privileges, and to engage in any lawful activity now or hereafter allowed, whether such things, activities, powers, rights, and/or privileges of this corporation arise in this state, the United States or any state, territory, or dependency of the United States or any foreign country.

(d)      To engage in any other lawful activity, including, but not limited to, constructing, manufacturing, leasing, or otherwise producing, repairing, servicing, restoring, or otherwise caring for any type of structure, commodity, or livestock whatsoever, processing, selling, brokering, factoring, or distributing any type of property whether real or personal, extracting and processing natural resources, transporting freight or passengers by land, sea or air; collecting and disseminating information or advertising through any medium whatsoever; performing personal services of any nature, and entering into or serving in any type of management, investigative, advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary, or representative capacity or relationship of any person or corporation whatsoever.

Article IV

The corporation is authorized to issue an aggregate total of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of preferred stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article V

The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is One Hundred Dollars ($100.00) in cash or property of equivalent value.

Article VI

The address of the current registered agent of the corporation is 328 South King Charles Road, City of Raleigh, County of Wake, State of North Carolina, 27610; and the name of the registered agent is Incorp Services, Inc.

Article VII

The number of directors constituting the initial Board of Directors shall be two and the number of directors thereafter shall be as determined by the Bylaws.

Article VIII

One-third of the outstanding shares of common and preferred stock of the Company will constitute a quorum for the transaction of business.

Article IX

The shareholders of the corporation shall have no preemptive right to acquire additional or treasury shares of the corporation.

Article X

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the corporation entitled to vote shall be necessary for the following corporate actions:

(a) Merger or consolidation of the corporation;

(b) Sale, lease or exchange of all or substantially all of the property or assets of the corporation;

or

(c) Dissolution of the corporation.

This Article shall not require approval of the shareholders of the corporation on any of the above corporate actions for which shareholder action is not required under the North Carolina Business Corporate Act.

Article XI

To the fullest extent permitted by applicable law, no director of the corporation shall have any personal liability arising out of any action whether by or in the right of the corporation or otherwise for monetary damages for breach of his or her duty as a director; provided, however, that except as otherwise permitted by the North Carolina Business Corporation Act as it may be amended subsequent to the effectiveness of this Article, the foregoing elimination of liability shall not be effective with respect to (a) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation, (b) any liability under Section 55-32 of the North Carolina Business Corporation Act, (c) any transaction from which the director derived an improper personal benefit, or (d) acts or omissions occurring prior to October 1, 1987. As used in this Article, the term “improper personal benefit” does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney or consultant of the corporation. This Article shall not impair any right to indemnity from the corporation which any director may now or hereafter have. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director existing immediately prior to such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. These specific provisions will be effective October 1, 1987.